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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ X ] Form 3 Holdings Reported

[ X ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

    Halis                Jeffrey                 S.
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   (Last)               (First)                 (Middle)

   500 Park Avenue, 5th Floor
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                                    (Street)

   New York, New York    10022
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Primex Technologies, Inc. (PRMX)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December 31, 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7.  Individual or Joint/Group Reporting
                   (check applicable line)

    [X] Form Filed by One Reporting Person\
    ___ Form Filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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
Common Stock                           7/24/97        P3             2,000        A     $24.30                   I*    By Partner-
                                                                                                                       ships and
                                                                                                                       Corporations*
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Common Stock                           9/5/97         P4             6,000        A     $31.94                   I*
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Common Stock                           9/11/97        P4             2,000        A     $32.05                   I*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           9/23/97        P4             3,300        A     $32.21                   I*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           9/25/97        P4             2,200        A      32.28                   I*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           9/26/97        P4             3,000        A      32.11                   I*
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Common Stock                           9/26/97        P4             5,000        A      32.05                   I*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           10/8/97        P4             3,000        A      32.99                   I*
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Common Stock                           12/1/97        P4               100        A      33.17      543,554*     I*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:*375,044 of the shares reported herein are owned by Tyndall Partners, L.P., a Delaware limited partnership. 100,080 of the shares reported herein are owned by Tyndall Institutional Partners, L.P., a Delaware limited partnership. 41,770 of the shares reported herein are owned by Madison Avenue Partners, L.P., a Delaware limited partnership. 26,660 of the shares reported herein are owned by Halo International, Ltd., a company organized under the laws of the Cayman Islands. Jeffrey S. Halis possesses sole voting and investment control over all securities owned by Tyndall Partners, L.P., Tyndall Institutional Partners, L.P., Madison Avenue Partners, L.P. and Halo International, Ltd., respectively.


/s/Jeffrey S. Halis                                      February 13, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.